Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

ENTRUST MULTI-STRATEGY FUND

Dated as of April 12, 2013

The undersigned, being the trustee of EnTrust Multi-Strategy Fund, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del C. § 3810, hereby certifies as follows:

1. The name of the statutory trust is EnTrust Multi-Strategy Fund (the “Trust”).

2. The business address of the registered office of the Trust is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3807(b), notice is hereby given that the Trust will become a registered investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 12th day of April, 2013.

By:	/s/ Jill Zelenko
Jill Zelenko Trustee